CODE OF ETHICS








                         FROST INVESTMENT ADVISORS, LLC

                            100 WEST HOUSTON STREET
                                   15TH FLOOR
                                 P.O. BOX 2509
                           SAN ANTONIO, TX 78299-2509











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1.   GENERAL PROVISIONS

     Frost Investment Advisors, LLC ("Adviser") is a registered investment advisor with the U.S. Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. The Adviser is dedicated to providing effective and proper professional investment management services to a wide variety of clients. "Client(s)" can include any Frost mutual fund advised or sub-advised by or for the Adviser, separately managed accounts of the Adviser and our parent, Frost Bank. Every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with the Adviser.

     An employee of the Adviser has a duty to disclose material facts whenever the advice given to Clients involves a conflict or potential conflict of interest between the employees of the Adviser and its Clients.

     The Adviser has adopted this Code of Ethics ("Code") in order to ensure that the policies of the Adviser are clear and easily understood. These policies will apply to the purchase and/or sale of securities in the personal accounts of our Managing Members or employees or in those accounts in which our Managing Member or employees may have a direct or indirect beneficial interest. It will also apply to areas where potential for conflict of interest or ethical misunderstandings may result. In those situations where Managing Members or employees are uncertain as to the intent or purpose of this Code, they should consult with the Chief Compliance Officer ("CCO") or their designee listed in the Adviser's POLICY AND PROCEDURES MANUAL. The CCO may grant exceptions to provisions contained in this manual only when it is clear that the interests of the Adviser's Clients will not be adversely impacted.

     Strict compliance with the provisions of this Code is expected of Managing Members and employees of the Adviser. The Adviser's reputation for fair and honest dealing with its Clients and the investment community in general is very important and has taken considerable time to build. Managing Members or employees are urged to seek the advice of the CCO or their designee for any questions as to how this Code applies to their individual circumstances. EMPLOYEES OF THE ADVISER SHOULD UNDERSTAND THAT A MATERIAL BREACH OF THE PROVISIONS OF THIS CODE WILL CONSTITUTE GROUNDS FOR DISCIPLINARY ACTION AND/OR IMMEDIATE TERMINATION OF EMPLOYMENT WITH THE ADVISER.

2.   SUPERVISED PERSONS AND ACCESS PERSONS

     2.1. SUPERVISED PERSONS INCLUDE:


          o Managing Members, Managing Directors, Officers, and/or Line of Business Supervisors of the Adviser (or other persons occupying a similar status or performing similar functions);

          o    Employees of the Adviser;

          o Any other person who provides advice on behalf of the Adviser and is subject to the Adviser's supervision and control;

          o    Temporary workers;

          o    Consultants;

          o    Independent contractors; and

          o    Access persons.

     2.2. ACCESS PERSONS INCLUDE ANY SUPERVISED PERSONS WHO:

          o Have access to non-public information regarding any Client's purchase or sale of securities;

          o Have access to non-public information regarding the portfolio holdings of any Client;

          o Are involved in making securities recommendations to any Client, or have access to such recommendations that are non-public; or

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          o    Are the Adviser's directors, officers and partners.

     2.3. FAMILY MEMBERS

          For purposes of personal securities reporting and political contributions requirements, the Adviser considers the supervised or access persons defined above to also include the person's immediate family (including any relative by blood or marriage living in the supervised or access person's household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3.   BUSINESS CONDUCT STANDARDS

     3.1. COMPLIANCE WITH LAWS AND REGULATIONS

          All supervised or access persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act, as it pertains to Anti-Money Laundering. All supervised or access persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a
          Client:

          o    To defraud a Client in any manner;

          o To mislead a Client, including by making a statement that omits material facts;

          o To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

          o    To engage in any manipulative practice with respect to a Client;
               or

          o To engage in any manipulative practice with respect to securities, including price manipulation.

     3.2. CONFLICTS OF INTEREST

          The Adviser, as a fiduciary, has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients. Compliance with this duty can be achieved by avoiding conflicts of interest and if they occur, by fully disclosing all material facts concerning any conflict that may arise with respect to any Client.

          CONFLICTS AMONG CLIENT INTERESTS: Conflicts of interest may arise where the Adviser, its supervised or access persons have reason to favor the interests of one Client over another Client (E.G., larger accounts over smaller accounts, accounts where compensation is greater, accounts in which supervised or access persons have made material personal investments, accounts of close friends or relatives of supervised or access persons). The Adviser specifically prohibits inappropriate favoritism of one Client over another Client.

          COMPETING WITH CLIENT TRADES: The Adviser prohibits supervised or access persons from using knowledge about pending or currently considered securities transactions for Clients in order to profit personally, directly or indirectly, as a result. In order to avoid any potential conflict of interest between the Adviser and its Clients, securities transactions for the accounts of supervised or access persons in the same security as that purchased/sold for advisory accounts should be entered only after the expiration of a black-out period, explained more fully below.

          NO TRANSACTIONS WITH CLIENTS: The Adviser specifically prohibits supervised or access persons from knowingly selling to or purchasing from a Client any security or other property, except securities that may be issued by the Client.

          DISCLOSURE OF PERSONAL INTEREST: The Adviser prohibits supervised or access persons from recommending, implementing or considering any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the President or, with respect to the President's interests, the CCO). If this designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

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          REFERRALS/BROKERAGE: The Adviser requires supervised or access persons to act in the best interests of the Adviser's Clients regarding execution and other costs paid by Clients for brokerage services. Supervised or Access persons are reminded to strictly adhere to the Adviser's policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage) as outlined in the Adviser's POLICY AND PROCEDURES MANUAL.

          VENDORS AND SUPPLIERS: The Adviser requires supervised or access persons to disclose any personal investments or other interests in vendors or suppliers with whom the supervised or access person negotiates or makes decisions on behalf of the Adviser. The Adviser specifically prohibits supervised or access persons with interests as noted above from negotiating or making decisions regarding the Adviser's business with such companies.

     3.3. PERSONAL SECURITIES TRANSACTIONS

          Personal securities transactions by supervised and access persons are subject to the following trading restrictions:

          PRE-CLEARANCE: No supervised or access person may purchase or sell any reportable security, as defined in Section 6.2, without pre-clearing this action through the CCO or their designee, subject to certain exceptions described below. This restriction applies to INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS (I.E., PRIVATE PLACEMENTS). The CCO or their designee may reject any proposed trade by a supervised or access person that is inappropriate in terms of the affirmative duty of a supervised or access person of the Adviser to the Adviser's clients.

          Requests for pre-clearance will be made by completing a PERSONAL SECURITIES TRADING REQUEST & AUTHORIZATION form and forwarding it to the CCO or their designee. A final decision will be communicated to the supervised or access person in a timely fashion. ONLY UPON RECEIPT OF THE WRITTEN APPROVAL from the CCO or their designee can the supervised or access person engage in the requested transaction. All approved transactions are in effect solely for the business day on which approval was requested. If a supervised or access person decides not to execute the transaction on the day pre-clearance approval is given or the entire trade is not executed, a new request for pre-clearance must be made. Limit orders entered must be placed as a day order. In addition, supervised or access persons may not simultaneously request pre-clearance to buy and sell the same security.

          FROST MUTUAL FUNDS: Pre-clearance procedures apply to the purchase and sales of FROST MUTUAL FUNDS ADVISED OR SUB-ADVISED BY OR FOR THE ADVISER held in personal accounts or in the Adviser's employee benefit plans (Frost 401k and Frost Profit Sharing Plan) of supervised or access persons of the Adviser. Frost mutual funds advised or sub-advised by or for the Adviser in the Frost 401k and Frost Profit Share plan that have established systematic investments do not require pre-clearance.

          ADDITIONAL PRE-CLEARANCE EXCEPTION: A supervised or access person will not need to file a Personal Securities Trading Request & Authorization form with the CCO or their designee to purchase or sell any reportable security, as defined in Section 6.2, for an account(s) of the supervised or access person that is managed on a full discretionary basis by Frost Bank. This exception does not exempt the supervised or access person from reporting requirements of Section 6.1 of the Code.

          RESTRICTIONS ON PURCHASES AND SALES:

          BLACK-OUT PERIODS:

          o No supervised or access person may purchase or sell a security in their personal account(s) on the day the security is traded in a FROST MUTUAL FUND ADVISED BY THE ADVISER;

          o No supervised or access person may purchase or sell a security in their personal account(s) if he or she knows that the Adviser is considering that security or a related security for purchase or sale in a FROST MUTUAL FUND ADVISED BY THE ADVISER. The black-out period for all ACCESS PERSONS EMPLOYED BY THE ADVISER will predate actions of the Adviser for sixty (60) business days prior to the day the trade is initiated and one (1) business day subsequent to trade day. The black-out period for all ACCESS PERSONS NOT EMPLOYED BY THE ADVISER will predate actions of the Adviser for two (2) business days prior to the day the trade is initiated and one (1) business day subsequent to trade day.



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          SHORT TERM TRADING: No supervised or access person of the Adviser may purchase and subsequently sell (or sell and purchase) the same security within any 30-day period, unless such transaction is approved in advance by the CCO or their designee.

          IN THE EVENT ANY TRADING POLICIES ARE WITTINGLY VIOLATED, THE SUPERVISED OR ACCESS PERSON WILL BE COMPELLED TO DISGORGE THE SECURITY AND MAKE CONTRIBUTION OF ANY GAIN THEY MAY RECEIVE TO A CHARITY OF THE CCO'S CHOICE. A COPY OF THE CHARITABLE CONTRIBUTION TRANSACTION MUST BE PROVIDED TO THE CCO OR THEIR DESIGNEE, (EITHER RECEIPT FROM THE CHARITY IN THE MEMBER'S NAME OR A COPY OF A CANCELLED CHECK). THE CHOSEN CHARITY MAY NOT BENEFIT THE MEMBER PERSONALLY IN ANY WAY. THIS POLICY APPLIES TO ALL ACCOUNTS WITHIN THE SUPERVISED OR ACCESS PERSON'S HOUSEHOLD OR UNDER THEIR CONTROL.

          ADDITIONALLY, SHOULD SUPERVISED OR ACCESS PERSON'S PERSONAL TRADING ACTIVITIES PREVENT THEM FROM HONORING THEIR RESPONSIBILITIES UNDER THIS CODE OR THEIR WORK COMMITMENTS, THEY WILL BE SUBJECT TO DISCIPLINARY ACTION AND/OR IMMEDIATE TERMINATION OF EMPLOYMENT WITH THE ADVISER.

     3.4. PUBLIC PRESENTATIONS, SOCIAL MEDIA AND BLOGGING POLICY

          Supervised or access persons may periodically be called upon to make public presentations to a variety of audiences. If the supervised or access person is making a presentation in support of their work with the Adviser, all prepared comments and handouts must be reviewed and approved prior, by the CCO or their designee. If the presentation is being made in a capacity other than as a representative of the Adviser, the supervised or access person must assert that any opinions they may offer are their own and do not reflect the policies or opinions of the Adviser. Further information is provided in the Adviser's POLICY AND PROCEDURES MANUAL.

          THE USAGE OF SOCIAL MEDIA AND/OR BLOGGING FOR BUSINESS RELATED PURPOSES BY THE ADVISER'S SUPERVISED OR ACCESS PERSONS IS CURRENTLY PROHIBITED BY OUR PARENT COMPANY AND NOT ACCESSIBLE THROUGH THE FIRM'S TECHNOLOGY SYSTEMS. THE ADVISER DOES NOT DENY SUPERVISED PERSONS THE ABILITY TO DEVELOP OR MAINTAIN A BLOG OR SOCIAL MEDIA ACCOUNT (I.E., FACEBOOK, TWITTER, LINKEDIN, ETC.) FOR PERSONAL COMMENTS AND OPINIONS (NON-BUSINESS RELATED). IN THE EVENT A SUPERVISED OR ACCESS PERSON PARTICIPATES IN SOCIAL MEDIA AND/OR BLOGGING ON A PERSONAL LEVEL, THE SUPERVISED OR ACCESS PERSON IS PROHIBITED FROM USING THESE MEDIA ACCOUNTS FOR BUSINESS RELATED PURPOSES.

          It is the Adviser's expectation that any supervised or access person who engages in this type of activity will abide by the following guidelines:

          o Make it clear that the views expressed in the medium are yours alone and do not necessarily represent the views of the Adviser.

          o Respect the Adviser's confidentiality and proprietary information.

          o Ask the CCO or their designee if you have any questions about what is appropriate to include in your comments or opinions.

          o Be respectful to the Adviser, the Adviser's employees, our customers, our partners, our affiliates, and competitors.

          o Understand and comply when the Adviser asks that topics not be discussed for confidentiality or legal compliance reasons.

          o Ensure that your activity does not interfere with your work commitments.

          In the event a supervised or access person's blog or online activity prevents them from honoring their responsibilities under this Code or their work commitments, they will be subject to disciplinary action and/or immediate termination of employment with the Adviser.

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     3.5. RUMOR POLICY

          All supervised or access persons are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company's or any other company's securities, (including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the false spreading of any rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, blogs or chat rooms. Any supervised or access person who is found to have engaged in such conduct shall be subject to disciplinary action which may include termination.

     3.6. OUTSIDE BUSINESS INTERESTS -- CHANGE IN EMPLOYMENT

          A supervised or access person who seeks or is offered a position as an officer, trustee, director, or is considering employment in any other capacity in an outside enterprise, is expected to discuss such anticipated plans with the CCO or their designee prior to accepting such a position. Information submitted to the CCO or their designee will be considered confidential and will not be discussed with the supervised or access person's prospective employer without the supervised or access person's permission.

          The Adviser does not wish to limit any supervised or access person's professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our Clients. The Adviser must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised or access person.

          The Adviser relies on the Frost Employee Standards of Conduct Policy,
          Section IV, to define the standards we expect a supervised or access person to follow as respects their activities outside of the Adviser defined duties. A copy of this policy in its entirety is included in the Adviser's POLICY AND PROCEDURES MANUAL.

     3.7. GIFTS AND ENTERTAINMENT

          Supervised or access persons of the Adviser should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or entity. Additionally supervised or access persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making of a Client or vendor in their service of the Adviser's needs.

          ACCEPTING GIFTS: Accepting extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Adviser. Written disclosure of such gift must be promptly reported to the CCO or their designee.

          Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any calendar year), are required to be disclosed upon receipt to the CCO or their designee. Customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted, see ENTERTAINMENT below for additional guidance.

          SOLICITATION OF GIFTS: The Adviser's supervised or access persons are prohibited from soliciting gifts of any size under any circumstances.

          GIVING GIFTS: The Adviser's supervised or access persons may not give any gift with a value in excess of $100 per calendar year to a Client or person who regularly does business with, regulates, advises or renders professional service to the Adviser. Written disclosure of such gift must be promptly reported to the CCO or their designee.

          ENTERTAINMENT: No supervised or access person may provide or accept EXTRAVAGANT OR EXCESSIVE entertainment to or from a Client, prospective Client, or any person or entity that does or seeks to do business with or on behalf of the Adviser. Supervised or access persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

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     3.8. POLITICAL CONTRIBUTIONS

          All supervised or access persons of the Adviser must receive prior written approval from the CCO or their designee for any political contribution or contribution to a political action committee ("PAC").

     3.9. REPORTING OF VIOLATIONS

          All supervised or access persons of the Adviser must promptly (upon discovery of violation) report violations of this Code to the CCO or their designee as the situation dictates. If the CCO or their designee is unavailable, the violation must then be reported to the Adviser's President.

4.   WHISTLEBLOWER POLICY

     The Dodd-Frank Act (the "Act") contains provisions that protect whistleblowers who report fraudulent activities at financial services firms. Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides that the U.S. Securities and Exchange Commission ("SEC") shall pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. The award amount is required to be between 10 percent and 30 percent of the total monetary sanctions collected in the Commission's action or any related action such as in a criminal case.

     The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act. Further information is provided in the Adviser's POLICY AND PROCEDURES MANUAL.

5.   INSIDER TRADING

     Inside information is presently defined as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; or has been improperly obtained. In addition, the information must be material, important enough that a reasonably prudent person might base their decision to invest or not invest on the information. If a supervised or access person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO or their designee accordingly. Acting on such information may subject the supervised or access person to severe federal criminal penalties, and result in disciplinary action and potentially termination of employment with the Adviser.

     This section is also included in the Adviser's POLICY AND PROCEDURES
     MANUAL.

6.   REPORTING REQUIREMENTS

     6.1. SCOPE

          All supervised or access persons of the Adviser are required to provide account statements and transaction confirmations (if attainable) for any personal trading accounts under their control. These statements and confirmations are required to be submitted to the Adviser directly from the custodian of the respective account, with the exception of Frost 401(k) and Frost Profit Sharing Plan that need to be submitted by the supervised or access person quarterly. This requirement applies to all accounts a supervised or access person might reasonably have control over, for all members of their household, as well as any other account from which they receive an economic benefit, including the Frost 401(k) and the Frost Profit Sharing Plan.

          If a supervised or access person believes that they should be exempt from the reporting requirements above they should advise the CCO or their designee in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason(s) they should be exempt from reporting requirements under this Code.

          In the event a personal investment account does not produce a periodic statement because of account inactivity, the Adviser will accept a statement to that effect from the supervised person. This attestation will be requested by the CCO or their designee on a quarterly basis if no statement is received for a disclosed account.

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     6.2. REPORTABLE SECURITIES

          Section 202(a)(18) of the Adviser's Act defines the term "Security" as follows:

          "Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

          EXCHANGE TRADED PRODUCTS, (ETPS) INCLUDING EXCHANGE TRADED NOTES,
          (ETNS), EXCHANGE TRADED FUNDS, (ETFS),CLOSED END FUNDS AND EXCHANGE TRADED DERIVATIVE CONTRACTS, ARE CONSIDERED REPORTABLE SECURITIES UNDER THE CODE.

          For purposes of this Code, the term "Reportable Securities" means all of the securities described above except:

          o Open- ended mutual funds, EXCEPT FROST MUTUAL FUNDS ADVISED OR SUB-ADVISED BY OR FOR THE ADVISER;

          o    Direct obligations of the United States;

          o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

          o    Shares issued by money market funds;

          o Shares issued by open-end funds other than reportable funds (NOTE: The term "Reportable Funds" means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

          o Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

          If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO or their designee for clarification on the issue before entering any trade for their personal account.

     6.3. REPORTING EXCEPTIONS

          Under Rule 204A-1, supervised or access persons are not required to submit:

          o Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

          o A transaction report with respect to transactions effected pursuant to an automatic investment plan (NOTE: This exception includes dividend reinvestment plans.); and

          o A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records so long as the Adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.


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     6.4. INITIAL/ANNUAL AFFIRMATIONS AND ATTESTATIONS

          CODE OF ETHICS

          Upon employment and annually thereafter each supervised or access person will affirm receipt of the Code of Ethics and the Adviser's Policies and Procedures Manual and acknowledge they have read, understand and will comply with policies described in both.

          PERSONAL SECURITIES ACCOUNTS REPORT

          Upon employment and annually thereafter, each supervised or access person will be asked to complete an attestation affirming the securities accounts that are being reported, as well as any new accounts which may have been omitted through oversight over the preceding year.

          ELECTRONIC COMMUNICATION

          Upon employment and annually thereafter each supervised or access person will be asked to complete an attestation affirming their knowledge and compliance with the Adviser's electronic communication policies.

          DISCIPLINARY ACTION

          Upon employment and annually thereafter each supervised or access person will be asked to complete an attestation affirming they have no disclosure issues to report and in the event of such an occurrence, will notify the CCO or their designee immediately.

     6.5. INITIAL/ANNUAL HOLDINGS AND QUARTERLY TRANSACTION REPORTS

          INITIAL/ANNUAL REPORT

          All employees of the Adviser who during the course of their employment become a supervised or access person as defined in subsection 2 of this Code, must provide the CCO or their designee with an Initial/Annual Securities Holding Report Certification NO LATER THAN 10 DAYS after the individual becomes a supervised or access person. The holdings information provided in conjunction with this certification MUST BE CURRENT AS OF 45 DAYS before the individual became a supervised or access person.

          QUARTERLY REPORT

          Every supervised or access person must submit a quarterly transaction report to the CCO or their designee, 30 DAYS FROM QUARTER END. If quarterly statements are not available, a monthly statement for each respective month within the quarter is required within 30 days of month end. The quarterly transaction report requirement will be satisfied through receipt by the CCO or their designee of quarterly or if applicable monthly statements received directly from the custodian. The CCO or their designee will review each statement for any evidence of improper holding, trading activities, or conflicts of interest by the supervised or access person.

     6.6. ANNUAL WRITTEN REPORTS TO THE BOARD

          At least annually, the CCO will provide a written report to the Board of Directors of each fund for which the Adviser acts as an investment adviser as follows:

          o Issues Arising Under the Code. The report must describe any issue(s) that arose during the previous year under this Code of Ethics, including any material or procedural violations, and any resulting sanction(s). The CCO may report to the Board more frequently if he or she deems it necessary or appropriate, and shall do so as requested by the Adviser's President.

          o Certification. Each report must be accompanied by a certification to the Board of Directors that the Adviser has adopted procedures reasonably robust enough to prevent their access persons from violating this Code.

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7.   RECORDKEEPING REQUIREMENTS

     The Adviser will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place:

          o A copy of each Code that has been in effect at any time during the past five years;

          o A record of any violation of the Code and any action taken as a result of this violation for five years from the end of the fiscal year in which the violation occurred;

          o A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised or access person;

          o Holdings and transactions reports made as required under the Code, including any brokerage confirmations and account statements made in lieu of these reports;

          o A list of the names of persons who are currently, or within the past five years were, supervised or access persons;

          o A record of any decision and supporting reasons for approving the acquisition of securities by supervised or access persons in initial public offerings, or otherwise limited offerings, for at least five years after the end of the fiscal year in which approval was granted;

          o Any waiver from or exception to the Code for any supervised or access person of the Adviser subject to the Code, and;

               o    A copy of each annual written report to the Board.

8.   FORM  ADV  DISCLOSURE

     A description of the Code will be provided in the Adviser's Part 2A of Form ADV, Firm Brochure, This description in the Adviser's Part 2A of Form ADV, Firm Brochure, will include the following statement:

     "The Adviser will provide a copy of the Code to any Client or prospective Client upon request."

9.   ACKNOWLEDGMENT OF RECEIPT

     A copy of the Code and any amendments will be provided to each supervised and access person. The Adviser's supervised or access persons must acknowledge, initially, annually and as the Code is amended, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

     This Code is approved and promulgated effective March 29, 2013.


                                             For Frost Investment Advisors, LLC:


                                             /s/ Tom L. Stringfellow
                                             ---------------------------
                                             By:  Tom L. Stringfellow
                                                  President